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                                                                   EXHIBIT 10.27

                         ALON USA ANNUAL CASH BONUS PLAN

75% of bonus payment will be based upon meeting or exceeding financial objectives. 25% of bonus payment will be based upon meeting or exceeding safety/environmental objectives.

SAFETY AND ENVIRONMENTAL OBJECTIVES

              Compliance with OSHA PetroSep settlement implementation OSHA Recordable Index
              Fatalities
              Reportable Air Events
              Reportable Spills
              Environmental Remediation Implementation

FINANCIAL OBJECTIVES

              Principal and Interest Reduction
              EBITDA

BONUS POOL CONTRIBUTION

      1. Each year the interest payments attributable to the original term loan and working capital loan must be made and the principal payments stipulated in the term loan amortization schedule must be made. No bonus pool contribution will be made until these obligations are met.

      2. After this obligation is met one-third of all after-tax free cash flow (after all investment activities and long term obligations) will be contributed to a bonus pool. This will allow the bonus pool to be funded when a business plan EBITDA is achieved as shown in the attachment. Funding will be on a calendar year basis. Thus, the annual interest and principal payments must be served plus any investments or long term obligations paid for during the year. No excess free cash flow will be credited to the bonus pool on a year to year basis. The funding of a bonus pool will start over at zero at the beginning of each calendar year.

      3. The bonus pool will be distributed in the first quarter of each year for the previous year's performance. Bonuses will be provided only to employees of record on the last day of the calendar year, or who may have been granted the right to receive a prorated portion of a full year's bonus pursuant to written agreement.

      4. In the first quarter of each year each employee will receive the percentage of his bonus eligibility, based upon the total funding of the bonus pool. For example, if the total bonus pool is 50% of the amount to fully pay bonus eligibility then each employee will receive 50% of his bonus eligibility, subject to the discounts described below.

      5. If any of the criteria listed below occurs then the bonus payment will be reduced by 5% of the total for each criterion up to a total of 25%. In addition, if any environmental or safety fines are assessed during the calendar year the value of those fines will be deducted from the bonus pool.

              OSHA Incidence rate of greater than 2
              More than 12 reportable air events
              More than 12 reportable spills plus outfall exceedances Failure to comply with the OSHA PetroSep Settlement Agreement Failure to comply with any environmental remediation agreement

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      6.    In any year in which a work related fatality occurs, the safety and environmental portion of the bonus pool (25%) shall not be distributed at all, regardless of other safety and environmental performance.

      7. Safety and environmental goals shall be re-evaluated annually. It is expected that safety and environmental goals will be revised annually to comply with the expectation of continuous improvement.

      8. Bonus Program Administration and approval will remain with the Executive Committee of the Board of Directors. The amount of funds allocated to the bonus pool will be reviewed and approved by the Executive Committee of the Board of Directors annually.

      9. At full funding it is expected that the bonus pool requirements will not exceed $4MM/year.

                             BONUS POOL ELIGIBILITY

Bonus pool eligibility shall be as follows.

                                                 JOB            PERCENTAGE
               GROUP                            GRADE           OF BASE PAY
               -----                            -----           -----------
Executive                                                          100%

Management                                       40+                50%

Supervisory & Sr. Professionals                 37-39               20%

Professionals                                   33-36               15%

Wage and Non-Exempt                                                 10%